NTN Buzztime Announces Registered Direct Offering of Common Stock

CARLSBAD, Calif., March 27, 2017 - NTN Buzztime, Inc. (NYSE MKT: NTN) today announced that before the market opened today it entered into a subscription agreement with certain investors relating to a registered direct offering in which the company would sell up to 200,000 shares of its common stock to the investors at a per share purchase price of $7.85, which was the closing price of the common stock on March 24, 2017. The proceeds to NTN from the offering is expected to be approximately $1,546,000 after deducting estimated offering expenses. The offering is expected to close on or about March 31, 2017, subject to customary closing conditions.

The company intends to use the net proceeds of the offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of its strategic priorities.

The securities were offered by means of a prospectus supplement dated March 27, 2017 and accompanying prospectus dated February 2, 2017 forming a part of the company’s registration statement on Form S-3 (Registration No. 333-215271), previously filed with and subsequently declared effective by the Securities and Exchange Commission. These documents are available for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the company will arrange to send you the prospectus if you request it by calling 760-438-7400.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Buzztime

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 136 million games were played in 2016 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

Forward Looking Statements

This press release includes “forward-looking statements,” including with respect to the proposed public offering and the company’s proposed use of proceeds. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

COMPANY CONTACT:

Allen Wolff

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

(415) 433-3777

buzztime@lhai.com